Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PLURISTEM THERAPEUTICS INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0351734
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

MATAM Advanced Technology Park, Building No. 20, Haifa, Israel               31905
                               (Address of Principal Executive Offices)                                 (Zip Code)

Pluristem Therapeutics Inc. Amended and Restated 2005 Stock Option Plan
(Full title of the plan)

Nevada Agency and Transfer Company
50 West Liberty Street, Suite 880
Reno, NV 89501

(Name and address of agent for service)

011 972 74 710 7171
(Telephone number, including area code, of agent for service)

Copy to:

Howard E. Berkenblit
Zysman, Aharoni, Gayer & Co./
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02110
Telephone: (617) 338-2800
Fax: (617) 338-2880

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, $0.00001 par value	2,095,381	$1.14	(2)	$2,388,734.34	(2)	$133.30

Common Stock, $0.00001 par value	90,000	$0	(3)	$0		$0

Common Stock, $0.00001 par value	590,000	$0.62	(3)	$365,800		$20.42

Common Stock, $0.00001 par value	93,750	$1.04	(3)	$97,500		$5.45

Common Stock, $0.00001 par value	20,000	$2.97	(3)	$59,400		$3.32

Common Stock, $0.00001 par value	1,021,491	$3.5	(3)	$3,575,218.5		$199.50

Common Stock, $0.00001 par value	15,000	$3.72	(3)	$55,800		$3.12

Common Stock, $0.00001 par value	21,116	$3.8	(3)	$80,240.8		$4.48

Common Stock, $0.00001 par value	42,500	$4	(3)	$170,000		$9.49

Common Stock, $0.00001 par value	415,000	$4.38	(3)	$1,817,700		$101.43

Common Stock, $0.00001 par value	61,624	$4.4	(3)	$271,145.6		$15.13

Common Stock, $0.00001 par value	36,250	$6.8	(3)	$246,500		$13.76

Common Stock, $0.00001 par value	48,547	$8.2	(3)	$398,085.4		$22.22

Common Stock, $0.00001 par value	146,669	$20	(3)	$2,933,380		$163.69

Total	4,697,328	-		-		$695.31

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated in accordance with Rules 457(h)(1) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, based on $1.14, the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on October 16, 2009, a date within 5 business days prior to the filing of this registration statement.

(3)	Calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act, based on the exercise price of outstanding options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        The documents containing the information required by Item 1 will be given to individuals participating in the Pluristem Therapeutics Inc. (the “Company”) Amended and Restated 2005 Stock Option Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of the Registration Statement or as an exhibit thereto.

Item 2. Registrant Information and Employee Plan Annual Information.

        Participants participating in the Plan may obtain a copy of the Plan and the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing to us at MATAM Park, Building No. 20, Haifa 31905, Israel, attention: Yaky Yanay or telephoning us at 972-74-7107171. These documents are also incorporated by reference in the Section 10(a) prospectus.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following additional documents, which have been filed by Pluristem Therapeutics Inc. (the “Company”) with the Commission under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the Commission on September 23, 2009.

(b) The Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 6, 2009.

(c) The description of our common stock contained our Registration Statement on Form 8-A filed on December 10, 2007 under the Exchange Act, including any amendment or report filed or to be filed for the purpose of updating such description.

        All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of common stock offered hereunder have been sold or that deregisters all shares of common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law.

        Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the NRS (see above) or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the NRS provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Company’s articles of incorporation and the by laws contain a similar provision.

        Subsection 2 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

        Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 1 and 2 of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of the NRS provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The Company’s articles of incorporation and bylaws require the Company to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of the NRS requires a corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by either the Company’s stockholders, its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 and the advancement of expenses authorized pursuant to Section 78.751 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification unless ordered by a court pursuant to Section 78.7502 may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of the NRS empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        The Company has provided for indemnification to the fullest extent permitted by the provisions of NRS in its articles of incorporation and bylaws. The Company also maintains a directors’ and officers’ liability insurance policy.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Composite Copy of the Company's Articles of Incorporation as amended on June 4, 2008 and on July 1, 2008 (incorporated by reference to Exhibit 3.1. of our Annual Report on Form 10-K, filed on September 29, 2008)

3.2	Amended By-laws (incorporated by reference to Exhibit 3.1 of our current report on Form 8-K filed January 22, 2007)

5.1 *	Opinion of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP

23.1 *	Consent of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP (contained in the opinion of Zysman, Aharoni, Gayer & Co./Sullivan & Worcester LLP filed herewith as Exhibit 5.1)

23.2 *	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

24	Powers of Attorney (included in the signature page to this Registration Statement)

99.1	Pluristem Therapeutics Inc. Amended and Restated 2005 Stock Option Plan (incorporated by reference to Appendix A of our Definitive Proxy Statement on Schedule 14A filed on December 29, 2008)

* Filed herewith.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that:

        paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Haifa, Israel, on this 20th day of October, 2009.

PLURISTEM THERAPEUTICS INC. By: /s/ Yaky Yanay —————————————— Yaky Yanay Secretary and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

        We, the undersigned officers and directors of Pluristem Therapeutics Inc. hereby constitute and appoint Zami Aberman and Yaky Yanay, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zami Aberman	Chief Executive Officer, Director and Chairman of the	October 20, 2009
Zami Aberman	Board (Principal Executive Officer)

/s/ Yaky Yanay	Senior Vice President and Chief Financial Officer	October 20, 2009
Yaky Yanay	(Principal Financial and Accounting Officer)

/s/ Mark Germain	Director	October 20, 2009
Mark Germain

/s/ Israel Ben-Yoram	Director	October 20, 2009
Israel Ben-Yoram

/s/ Isaac Braun	Director	October 20, 2009
Isaac Braun

/s/ Hava Meretzky	Director	October 20, 2009
Hava Meretzky

/s/ Nachum Rosman	Director	October 20, 2009
Nachum Rosman

/s/ Doron Shorrer	Director	October 20, 2009
Doron Shorrer

/s/ Shai Pines	Director	October 20, 2009
Shai Pines